EXHIBIT 99.2

THIS VOTING AGREEMENT is dated 02 June 2015.

AMONG:

(1)	SALDIVAR INVESTMENTS LIMITED, a company incorporated under the laws of the Republic of Cyprus with its registered office at Themistokli Dervi, 6 P.C. 1066, Nicosia, Cyprus (the “Principal Shareholder”); and

(2)	OTKRITIE INVESTMENTS CYPRUS LIMITED, a company incorporated under the laws of the Republic of Cyprus with registration number HE 301373, whose registered address is at Angelou Vlachou, 4A, 6052, Larnaca, Cyrpus ( “OICL”).

RECITALS

(A)	On 14 May 2015, OICL entered into a subscription agreement (the “Subscription Agreement”) with, inter alios, QIWI plc (the “Company”) to acquire 5,593,041 class B ordinary shares (the “Subscription Shares”) in the Company.

(B)	Saldivar Investments Limited holds 11,877,821 class A ordinary shares of the Company, representing approximately 58.83 per cent of the voting power of the Company’s issued share capital.

(C)	The articles of association of the Company (the “Articles of Association”) provide that members of the Company’s board of directors (“Directors”) who are not deemed “Independent Directors” (as such term is defined in the Company’s Articles of Association) shall be elected by a resolution of the general meeting of the Company in which each shareholder may cast for one or more nominees as many votes as the votes attached to its shares multiplied by a number equal to the number of Directors to be so appointed.

(D)	The Principal Shareholder and OICL have agreed to enter into this Agreement in order to govern certain arrangements with respect to the appointment and election of the Nominated Director.

THE PARTIES AGREE as follows:

1

1.	Definitions and Interpretation

1.1	In this Agreement, the following words and expressions shall unless the context otherwise requires have the following meanings:

“ADS” means American depositary shares;

“Affiliate” means, with respect to any person, any other person directly or indirectly, through one or more intermediaries, Controlling, Controlled by or under common Control with such person and, in the case of a trust, any trustee or beneficiary (actual or potential) of that trust and, in the case of an individual, any person connected with him, provided that, for the purposes of this Agreement, neither the Company nor any of its subsidiaries is to be regarded as an Affiliate of OICL;

“Applicable Law(s)” means all laws, regulations, directives, statutes, subordinate legislation, common law and civil codes of any jurisdiction, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal and all codes of practice having force of law, statutory guidance and policy notes;

“Board” means the board of directors of the Company from time to time;

“Business Day” means a day other than Saturday, Sunday or public holiday in Moscow (Russia); New York (United States) and Nicosia (Cyprus);

“Completion 1” has the meaning ascribed to it in the Subscription Agreement;

“Confidential Information” means the existence and contents of this Agreement and the arrangements contemplated by this Agreement in each case except to the extent that such information is, has or does become available:

(i) to a Party through the public domain other than pursuant to a breach of an obligation of confidentiality in respect thereof by such Party or its Representatives; or

(ii) pursuant to disclosure, in a non-confidential manner, to a Party by a source which to the knowledge of such Party is not prohibited to disclose the information by reason of any legal, contractual or fiduciary obligation;

“Control” in relation to an undertaking means the direct or indirect holding or control of: (a) a majority of the voting rights exercisable at general meetings of the members of that undertaking on all, or substantially all, matters; (b) the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of that undertaking on all, or substantially all, matters; or (c) the right (whether pursuant to a contract, understanding or other arrangement) to direct or cause to be directed directly or indirectly a dominant influence over such other undertaking, and (i) where an undertaking is not a company, references above to directors, general meetings and members shall be deemed to refer to the equivalent bodies in such undertaking; and (ii) “Controlled” and “Controlling” shall have a corresponding meaning;

“Director” means a member of the Board of the Company;

“Dispute” has the meaning given to it in clause 15.2;

“General Meeting” has the meaning given to it in Regulations 53 and 54 of the Articles of Association;

“LCIA” has the meaning given to it in clause 15.2;

“LCIA Rules” has the meaning given to it in clause 15.2;

“Nominated Director” has the meaning given in clause 2.1;

“Parties” means the Principal Shareholder and OICL, each a “Party” and, together, the “Parties”;

“Repo” means any agreement whereby OICL (a) enters into a repurchase agreement, hypothecation, securitisation or other similar arrangement in relation to the Subscription Shares or, following the deposit of the Subscription Shares into QIWI’s ADS program, the ADSs, (b) grants security over the Subscription Shares or ADSs, as the case may be; or (c) uses as collateral or pledge the Subscription Shares or ADSs, as the case may be.

1.2	In this Agreement unless the context otherwise requires:

1.2.1	references to a “person” include a body corporate, an unincorporated association, a trust and a partnership;

1.2.2	references to any statutory provision, rule or law shall include references to such statutory provision, rule or law as it may, after the date of this Agreement, from time to time be amended, supplemented or re-enacted and any subordinate legislation made under such statutory provision;

1.2.3	references to “clauses” are to clauses of this Agreement; and

1.2.4	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders.

1.3	The headings in this Agreement are inserted for convenience only and shall not affect its interpretation or construction.

2.	Undertakings

2.1	OICL shall have a right (but not an obligation) to nominate for appointment as Director at the General Meeting, in accordance with Regulation 82B of the Articles of Association, (i) Mr. Evgeny Dankevitch, or (ii) if Mr. Evgeny Dankevitch does not consent to his appointment as Director (for any reason in Mr. Dankevitch’s sole discretion and without a necessity to justify such decision), then a replacement nominee agreed with the Principal Shareholder (any such nominee pursuant to this clause 2.1, a “Nominated Director”).

2.2	Subject to clause 3.2, the Principal Shareholder undertakes that:

2.2.1	at written request of OICL to the Principal Shareholder, the Principal Shareholder and OICL shall, together, call a General Meeting in accordance with Regulation 54(b) and 55 of the Articles of Association to elect the Nominated Director as Director, provided however that OICL may only deliver one written request to call a General Meeting pursuant to this clause 2.2.1;

2.2.2	the Principal Shareholder shall cast at any General Meeting called pursuant to clause 2.2.1 such votes as are necessary in order to ensure the election of the Nominated Director at the General Meeting;

2.2.3	for a one year period following the election of the Nominated Director, the Principal Shareholder shall:

2.2.3.1	at any annual General Meeting or a General Meeting where a new composition of the Board is being elected, cast such votes as is necessary in order to ensure the re-election (or if no notice pursuant to clause 2.2.1 was served, the election) of the Nominated Director at the General Meeting, and

2.2.3.2	not call any General Meeting relating to the removal of the Nominated Director or otherwise cast any votes at any general meeting of members of the Company to remove the Nominated Director,

provided that such one-year term shall start from the date of first election of the Nominated Director pursuant to Clause 2.2.2, notwithstanding any further possible re-election of such Nominated Director pursuant to clause 2.2.3.1.

provided however, that the Principal Shareholder shall not have any obligations under this clause 2.2, if the appointment of such Nominated Director would violate Applicable Law or the Listing Rules of the NASDAQ Stock Market LLC.

3.	Effectiveness and Termination

3.1	This clause 3 and clauses 1, 4 to 12 (inclusive) and 14 to 15 (inclusive) come into force and effect upon the execution of this Agreement by the Parties. The remaining provisions of this Agreement shall be effective only upon Completion 1.

3.2	Save in respect of any rights and obligations which have accrued in favour of any Party before such time, this Agreement shall immediately terminate and cease to have effect upon the earlier of:

3.2.1	the first anniversary of the date of execution of this Agreement; or

3.2.2	on and from the date upon which OICL and all of its Affiliates cease to hold (directly or indirectly) more than 2,237,216 class B shares (or ADSs representing such class B shares). For the avoidance of doubt, Subscription Shares (or ADSs representing Subscription Shares) subject to a Repo will be deemed to be held by OICL.

3.3	Notwithstanding clause 3.2, clauses 1, 3, 4 to 12 (inclusive) and clauses 14 to 15 (inclusive) shall survive the termination of this Agreement.

4.	Confidentiality

4.1	Save as provided in clause 4.2, no Party shall disclose to any third party, or use or exploit commercially for its or their own purposes any Confidential Information. The obligations of the parties under this clause 4.1 shall remain in force until the relevant information enters the public domain otherwise than by the default of a Party.

4.2	The obligations of confidentiality in clause 4.1 shall not apply in respect of the disclosing of Confidential Information in the following circumstances:

4.2.1	in connection with the performance of each Party’s obligations hereunder or the enforcement of its rights hereunder;

4.2.2	to its Affiliates and the directors, officers, employees, agents, and professional advisers or its and/or their Affiliates (the “Representatives”) to the extent reasonably required for purposes connected with this Agreement or any other Transactional Document;

4.2.3	pursuant to any listing agreement with or the rules and regulations of any recognised security exchange on which securities of such Party or any of its Affiliates are listed and/or traded;

4.2.4	as required by Applicable Law,

provided in each case set out in clauses 4.2.1 and 4.2.2 above, the Party disclosing the same shall take all reasonable steps to preserve the confidentiality thereof and to ensure that such information shall be used only for the purposes for which it has been disclosed.

4.3	If a Party becomes required, in circumstances contemplated by clause 4.2.3 or 4.2.4, to disclose any information such Party shall (save to the extent prohibited by such rules and regulations or Applicable Law) give to the other Party such notice as is practical in the circumstances of such disclosure and shall co-operate with the other Party, having due regard to the other Party’s views, and take such steps as the other Party may reasonably require in order to enable it to mitigate the effects of, or avoid the requirements for, any such disclosure, provided that the Parties agree that this Agreement may be disclosed by each Party and any of each of their Affiliates in any statement required to be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

4.4	In the event that any Affiliate of any Party who has received Confidential Information is requested in any Litigation to disclose Confidential Information, that Party shall give each other Party prompt written notice of such request (if permitted by Applicable Law) so that each other Party may seek an appropriate protective order. If in the absence of a protective order a Party’s Affiliate is compelled to disclose Confidential Information, such Representative may disclose such portion of the Confidential Information that in the opinion of the disclosing Party’s counsel such Affiliate is compelled to disclose without liability under this Agreement; provided, however, that the disclosing Party shall give the other Party written notice of the Confidential Information to be disclosed as far in advance of its disclosure as is practicable (if permitted by Applicable Law) and shall use reasonable efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information.

In this clause 4.4, “Litigation” means any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil,

criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator, expert or other governmental authority.

5.	Variations

No variation of this Agreement (or any of the documents referred to in it) shall be valid unless it is in writing (which, for this purpose, does not include email) and signed by or on behalf of each of the Parties. The expression “variation” includes any variation, supplement, deletion or replacement however effected.

6.	Waiver

The rights and remedies of the Parties shall not be affected by any failure to exercise or delay in exercising any right or remedy or by the giving of any indulgence by any other Party or by anything whatsoever except a specific waiver or release in writing and any such waiver or release shall not prejudice or affect any other rights or remedies of the Parties. No single or partial exercise of any right or remedy shall prevent any further or other exercise thereof or the exercise of any other right or remedy.

7.	Entire Agreement

7.1	Each of the Parties to this Agreement confirms on behalf of itself and its Affiliates that this Agreement, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

7.2	Each Party confirms on behalf of itself and its Affiliates that:

7.2.1	in entering into this Agreement it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out or referred to in this Agreement or the agreed form documents; and

7.2.2	in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement or with any of the agreed form documents are those pursuant to this Agreement or such agreed form document, and for the avoidance of doubt and without limitation, no Party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, or in, this Agreement).

8.	Assignment

No Party shall be entitled to assign its rights or transfer its obligations under this Agreement without the prior written consent of the other Party, except that OICL may assign its rights to an Affiliate, subject to any assignee becoming a party to this Agreement by entering into a Deed of Adherence in the form contained in Appendix A to this Agreement.

9.	Unenforceable Provisions

If any provision or part of this Agreement is void or unenforceable due to any Applicable Law, it shall be deemed to be deleted and the remaining provisions of this Agreement shall continue in full force and effect. Each Party shall use its reasonable endeavours to replace the invalid provision in that respect with a valid and enforceable substitute provision the effect of which is as close (commercially and legally) to its intended effect as possible.

10.	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts together constitute one instrument.

11.	Costs

Except as otherwise provided in this Agreement, each of the Parties shall each be responsible for their own costs, charges and other expenses (including those of their respective Affiliates) incurred in connection with negotiating, preparing, entering into and completing this Agreement (including any notarization and/or registration fees).

12.	Notices

12.1	A notice (including any approval, consent or other communication) in connection with this Agreement and the documents referred to in it or with any arbitration under this Agreement:

12.1.1	must be in writing in English;

12.1.2	for the avoidance of doubt, must not be sent by electronic mail;

12.1.3	must be delivered by hand, fax or courier using an internationally recognised courier company to the address specified below in relation to the Party to whom the notice is addressed, and marked for the attention of the person so specified, or to such other address or fax number or marked for the attention of such other person, as the relevant Party may from time to time specify by notice given in accordance with this clause.

12.1.4	The relevant details of each Party at the date of this Agreement are:

12.1.4.1	in the case of the Principal Shareholder, to:

8, Digeni Akrita Avenue

Office 403, P.C. 1045

Nicosia, Cyprus

12.1.4.2	in the case of OICL, to:

2\4 Letnikovskaya street,

115114, Moscow, Russia

12.2	In the absence of evidence of earlier receipt, any notice shall take effect from the time that it is deemed to be received in accordance with clause 12.3.

12.3	Subject to clause 12.4, a notice is deemed to be received:

12.3.1	in the case of a notice delivered by hand or courier at the address of the addressee given in clause 12.1 above, upon delivery at that address; and

12.3.2	in the case of a notice delivered by fax, at the time of transmission (provided that a transmission report from the machine from which the fax was sent is received by the sender which indicates that the fax was sent in its entirety to the fax number of the recipient).

12.4	A notice received, or deemed to be received, on a day which is not a business day in the place of receipt, or after 5pm on any business day in the place of receipt, shall be deemed to have been received on the next following business day in the place of receipt (and for the purposes of this clause, a business day in the place of receipt shall mean a day (other than a Saturday or Sunday) on which banks are open for general business in that place).

12.5	The parties agree that the provisions of this clause shall not apply to the service of any writ, summons, order, judgment or other document relating to or in connection with any legal proceedings and service of any request for arbitration or other document in arbitral proceedings commenced pursuant to this Agreement shall be at the address given at clause 15.

13.	Representations and Warranties

13.1	OICL represents and warrants to the Principal Shareholder as follows:

13.1.1	it has the requisite power and authority to enter into and perform this Agreement;

13.1.2	this Agreement constitutes the legal, valid and binding obligation of OICL enforceable in accordance with its terms; and

13.1.3	the execution and delivery of, and the performance by it of its obligations under, this Agreement will not:

13.1.3.1	result in any breach of any provision of its memorandum or articles of association or equivalent constitutional documents;

13.1.3.2	result in breach of, or constitute a default under, any instrument to which OICL is a party or by which OICL is bound and which is material in the context of the transactions contemplated by this Agreement;

13.1.3.3	result in breach of any order, judgment or decree of any court or governmental agency to which OICL is a party or by which OICL is bound and which is material in the context of the transactions contemplated by this Agreement; or

13.1.3.4	require it to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or regulatory authority which has not been obtained or made at the date hereof.

13.2	The Principal Shareholder represents and warrants to OICL as follows:

13.2.1	it has the requisite power and authority to enter into and perform this Agreement;

13.2.2	this Agreement constitutes the legal, valid and binding obligation of the Principal Shareholder enforceable in accordance with its terms; and

13.2.3	the execution and delivery of, and the performance by the Principal Shareholder of its obligations under, this Agreement will not:

13.2.3.1	result in any breach of any provision of its memorandum or articles of association or equivalent constitutional documents of the Principal Shareholder;

13.2.3.2	result in breach of, or constitute a default under, any instrument to which the Principal Shareholder is a party or by which the Principal Shareholder is bound and which is material in the context of the transactions contemplated by this Agreement;

13.2.3.3	result in breach of any order, judgment or decree of any court or governmental agency to which the Principal Shareholder is a party or by which the Principal Shareholder is bound and which is material in the context of the transactions contemplated by this Agreement; or

13.2.3.4	require the Principal Shareholder to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or regulatory authority which has not been obtained or made at the date hereof.

14.	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a Party to this Agreement.

15.	Law and Jurisdiction

15.1	This Agreement and any dispute, controversy or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination, breach or enforceability (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

15.2	Any dispute, controversy or claim arising out of or in connection with this Agreement or its subject matter, including any question regarding its existence, negotiation, termination, breach, validity or enforceability (including any non-contractual disputes or claims) (“Dispute”) shall be referred to, and finally resolved by, arbitration under the Rules of Arbitration (the “LCIA Rules”) of the London Court of International Arbitration (the “LCIA”) which rules are deemed to be incorporated by reference into this clause 15.2.

15.3

There shall be three (3) arbitrators appointed in accordance with the LCIA Rules. The claimant Party and the respondent Party shall each nominate one (1) arbitrator. Where either Party fails to nominate an arbitrator within the time provided by the LCIA Rules, that arbitrator shall be appointed by the LCIA. The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the first two (2) party-appointed arbitrators within fifteen (15) Business Days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the LCIA. Notwithstanding anything to the contrary in the LCIA Rules, in agreeing upon a third arbitrator, the two arbitrators may communicate directly with each other and their respective appointing parties. Each Party expressly agrees and consents to this process for nominating and appointing the arbitrators and, in the event that this clause 15.3 operates to exclude a Party’s right to choose its own arbitrator, irrevocably and unconditionally waives any right to do so.

15.4	The seat, or legal place, of arbitration shall be London, England.

15.5	The language of the arbitration proceedings shall be English.

15.6	The award of the arbitrators shall be final and binding on the Parties, their successors and assigns.

15.7	Nothing in clauses 15.2 to 15.6 shall limit the rights of the Parties to bring proceedings against another Party in any court of competent jurisdiction in order to:

15.7.1	enforce an arbitration award rendered in accordance with clauses 15.2 to 15.6; or

15.7.2	make a claim for interim or injunctive relief.

15.8	Each Party agrees that if more than one arbitration is commenced under this Agreement or any document related to this Agreement, and any Party contends that two or more arbitrations are substantially related and that the issues should be heard in one proceeding, the arbitral tribunal appointed in such proceedings as have been filed with the LCIA first in time shall have the discretion to determine whether, in the interests of justice and efficiency and taking into account the stage of the proceedings and all other relevant circumstances, the proceedings should be consolidated before that arbitral tribunal and any Party should be joined to such proceedings.

15.9	Each Party agrees that it may be joined as an additional party to an arbitration involving other Parties under this Agreement or any document related to this Agreement. Any joined Party (even if it chooses not to participate in the arbitral proceedings) shall be bound by any award rendered by the arbitral tribunal.

15.10	The law of this arbitration agreement shall be the law of England and Wales.

15.11	Each Party hereby irrevocably undertakes to at all times maintain an agent with an address in England and Wales for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement, and to keep the other Party advised of the identity and address of such agent, for so long as it has any obligations under this Agreement. Any claim form, request for arbitration, judgement or any other notice of legal process whatsoever shall be sufficiently served on:

(a) Saldivar Investments Limited, if delivered to:

(i) Saldivar Investments Limited

c/o Law Debenture Corporate Services Limited

Fifth Floor

100 Wood Street

London EC2V 7EX

United Kingdom

or

(ii) if delivered to the last address notified to OICL as an address for service under this clause 15.

(b) OICL, if delivered to:

(i) Otkritie Capital International Limited

12th Floor, 88 Wood Street,

London, EC2V 7RS

United Kingdom

or

(ii) if delivered to the last address notified to the Principal Shareholder as an address for service under this clause 15.

IN WITNESS whereof this Agreement has been executed and hereby delivered as a deed on the date first above written.

Executed and delivered as a deed by

SALDIVAR INVESTMENTS LIMITED

acting by /s/ Viktoriya Spivak, Director

who, in accordance with the laws of the territory

in which it is incorporated, is acting under its authority

………………………………………

in the presence of:

Witness signature:

Name:

Executed and delivered as a deed by

OTKRITIE INVESTMENT CYPRUS LIMITED

acting by /s/ Maria Pitta

who, in accordance with the laws of the territory

in which it is incorporated, is acting under its authority

………………………………………

in the presence of:

Witness signature:

Name:

APPENDIX A

DEED OF ADHERENCE

THIS AGREEMENT is dated                     .

AMONG:

(1)	SALDIVAR INVESTMENTS LIMITED, a company incorporated under the laws of the Republic of Cyprus with its registered office at Themistokli Dervi, 6 P.C. 1066, Nicosia, Cyprus (the “Principal Shareholder”); and

(2)	OTKRITIE INVESTMENTS CYPRUS LIMITED, a company incorporated under the laws of the Republic of Cyprus with registration number HE 301373, whose registered address is at [●] ( “OICL” and, together with the Principal Shareholder and the Company, the “Original Parties”); and

(3)	[insert name] of [insert address]]/[insert name of corporate] [a company] incorporated under the laws of [insert jurisdiction] [with registered number [insert number]] and having its [registered office]/[principal place of business at [insert address]] (the “New Party”).

RECITALS:

(A)	Prior to the date hereof, the New Party is not a contracting party to the voting agreement executed as a deed and dated [insert date] amongst the Original Parties (the “Voting Agreement”).

(B)	This Agreement is entered into between the Original Parties to the Voting Agreement and the New Party in compliance with the terms of the Voting Agreement [(as amended)].

THIS DEED WITNESSES as follows:

1.	The New Party confirms that it has been supplied with a copy of the Voting Agreement.

2.	The New Party undertakes to be bound by the Voting Agreement in all respects as if the New Party was a party to the Voting Agreement and named in it as [ ] and to observe and perform all the provisions and obligations of the Voting Agreement applicable to or binding on [ ] under the Voting Agreement insofar as they fall to be observed or performed on or after the date of this Agreement.

3.	This Agreement is made for the benefit of the parties to the Voting Agreement and for every other person who after the date of the Voting Agreement (and whether before or after the execution of this Agreement) assumes any rights or obligations under the Voting Agreement or adheres to it.

4.	The address of the New Party for the purposes of the notice provision under the Voting Agreement is as follows:

Address: [insert address]

Attention of [insert name]

5.	The New Party hereby irrevocable appoints [●] of [●] as its agent to receive and acknowledge on its behalf service of any claim for, application notice, judgment or other notice of legal process in England.

6.	This Agreement, and any non-contractual obligations arising out of or in connection with it, shall be governed by, and construed in accordance with, English law.

IN WITNESS whereof this Agreement has been executed and hereby delivered as a deed on the date first above written.

Executed and delivered as a deed by

SALDIVAR INVESTMENTS LIMITED

acting by

who, in accordance with the laws of the territory

in which it is incorporated, is acting under its authority

………………………………………

in the presence of:

Witness signature:

Name:

Executed and delivered as a deed by

OTKRITIE INVESTMENT CYPRUS LIMITED

acting by

who, in accordance with the laws of the territory

in which it is incorporated, is acting under its authority

………………………………………

in the presence of:

Witness signature:

Name:

Executed and delivered as a deed by

[●]

acting by [●] who, in accordance with the

laws of the territory in which it is

incorporated, is acting under its authority

………………………………………

in the presence of:

Witness signature:

Name: